                                                                Exhibit (d)(10)

       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

                    GUARANTEED MINIMUM DEATH BENEFIT RIDER

This rider has been issued as a part of the policy to which it is attached.

CONTINUATION GUARANTEE (CG). This rider provides a CG benefit designed to continue Your insurance coverage if Your Cash Surrender Value is not large enough to cover the Monthly Deductions. The CG does not provide additional policy value or Death Benefit Proceeds. The CG is a reference value used to determine whether or not the CG benefit is in effect.

The CG benefit will remain in effect:

    1. As long as the value of the CG Account ("CG Account Value") is greater than or equal to zero; and

    2. The Cash Surrender Value is enough to cover any loan interest when due.

The CG Account Value is calculated in the same manner as the actual policy value, but using different charges and interest rates. Except as stated in the Policy Changes provision, the table of CG cost of insurance rates, CG interest rates, and all other CG charges used in this reference value calculation are guaranteed not to change.

CONTINUATION GUARANTEE SPECIFIED AMOUNT. The CG Specified Amount is used only to determine the CG Account Value. The initial CG Specified Amount is the same as the Initial Specified Amount for the policy. Changes to the policy Specified Amount will be applied to the CG Specified Amount. However, Death Benefit Option changes may cause the CG Specified Amount to differ from the Specified Amount of the policy.

RIDER CHARGE. The charge for this rider will be deducted monthly from the Accumulation Value of the policy but will not be deducted from the CG Account Value. The charge will be calculated on each Monthly Deduction Day based on the policy's Net Amount at Risk. The monthly rate per $1,000 for this rider will be added to the per $1,000 cost of insurance rate for the policy. The monthly rates per $1,000 for the rider will not exceed the guaranteed cost of insurance rates per $1,000 for the policy. We may use a monthly rate for this rider that is lower than the guaranteed rate.

CONTINUATION GUARANTEE PREMIUM EXPENSE CHARGE. The CG Premium Expense Charge for the CG Account is calculated by multiplying the premium paid by the CG Premium Expense Charge Percentage. Two percentages will apply when the premium paid is greater than the Target Premium. In this case one percentage will apply to the premium amount less than or equal to the Target Premium and another percentage will apply to any premium amount greater than the Target Premium. The percentages are shown on the Policy Schedule and cannot be changed.

CG NET PREMIUM. The term CG Net Premium means the premium paid, less the CG Premium Expense Charge.

CONTINUATION GUARANTEE MONTHLY ADMINISTRATION FEE. The CG Monthly
Administration Fee is shown on the Policy Schedule. This fee will be deducted monthly.

 13411N                               1

CONTINUATION GUARANTEE MONTHLY EXPENSE CHARGE. The CG Monthly Expense Charge will be deducted from the CG Account Value. Such charge applies to the initial CG Specified Amount and to any increase in the CG Specified Amount. The CG Monthly Expense Charge for the initial CG Specified Amount is shown on the Policy Schedule. The duration of the charge for the initial CG Specified Amount and any increase in the CG Specified Amount is also shown on the Policy Schedule. The CG Monthly Expense Charge for any increase in the CG Specified Amount will be provided in an endorsement to the policy. Any decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

CONTINUATION GUARANTEE COST OF INSURANCE. The CG cost of insurance charge will be deducted monthly from the CG Account Value. The CG cost of insurance is determined on the Monthly Deduction Day by multiplying the CG Net Amount at Risk by the CG cost of insurance rate per $1,000 as shown in the Table of Monthly Continuation Guarantee Cost of Insurance Rates and dividing the result by 1,000.

CONTINUATION GUARANTEE ACCOUNT VALUE. The CG Account Value is determined on each Monthly Deduction Day after the Date of Issue by accumulating with interest using the CG Interest Rate::

1. The CG Account Value for the prior month;

2. Plus CG Net Premiums credited to the CG Account;

3. Less any partial surrenders paid, any pro-rata surrender charges and any charges for partial surrenders deducted from the CG Account;

4. Less CG Monthly Deductions deducted from the CG Account;

5. Less loans made since the last Monthly Deduction Day.

If the initial CG Net Premium is received within the 28 day period following the Date of Issue, it will be applied to the CG Account as if it were received on the Date of Issue.

CG Net Premiums received within the 28 day period following any Monthly Deduction Day will be applied to the CG Account as if the premium were received on the Monthly Deduction Day.

EXTERNAL ROLLOVERS APPLIED TO THE CONTINUATION GUARANTEE ACCOUNT. If the source of any premium applied to the CG Account is Cash Surrender Value applied from a policy issued by another company (External Rollover that qualifies under Section 1035 of the Internal Revenue Code), and it is received on or before the Monthly Deduction Day of the 12/th/ month after the Date of Issue of the policy, it will be applied as if it were received on the Date of Issue of the policy.

CONTINUATION GUARANTEE ACCOUNT - CG MONTHLY DEDUCTIONS. Each CG Monthly Deduction includes;

    1. The CG cost of insurance; and

    2. The guaranteed charges for benefits provided by riders (excluding this rider); and

    3. The CG Monthly Administration Fee; and

    4. The CG Monthly Expense Charge, if any.

 13411N                               2

CONTINUATION GUARANTEE DEATH BENEFIT AMOUNT. The CG Death Benefit Amount described below is used only to determine the CG Account Value.

If You have chosen Option 1, the CG Death Benefit Amount will be the greater of:

    1. The CG Specified Amount on the date of death; or

    2. The CG Account Value plus loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

If You have chosen Option 2, the CG Death Benefit Amount will be the greater of:

    1. The CG Specified Amount plus the greater of: (1) zero; and (2) the sum of the CG Account Value and loans on the date of death; or

    2. The CG Account Value plus loans on the date of death multiplied by the applicable Death Benefit Corridor Rate shown in the policy. (See Death Benefit Corridor Rates Table.)

CONTINUATION GUARANTEE NET AMOUNT AT RISK. The CG Net Amount at Risk equals the CG Death Benefit Amount less the greater of:

    1. Zero; or

    2. The sum of the CG Account Value and loans:

           a. Before the CG cost of insurance deduction is taken; and

           b. After the applicable charges for benefits provided by other riders, the CG Monthly Expense Charge, if any, and the CG Monthly Administration Fee are deducted.

CONTINUATION GUARANTEE INTEREST RATE. The CG Interest Rate for the CG Account is shown on the Policy Schedule. Interest will begin to accumulate as of the date the CG Net Premium is credited.

PARTIAL SURRENDERS. The gross amount of any partial surrender will be deducted from the CG Account.

POLICY CHANGES. The CG charges and the CG Interest Rate shown on the Policy Schedule page for the CG may change in the event of an increase in the CG Specified Amount, a Death Benefit Option change or a change in Premium Class. We will send notice to Your last known address of any such changes in the Policy Schedule. A decrease in the CG Specified Amount will be subject to any applicable pro-rata surrender charges. The CG Account Value will be reduced by such surrender charge. A decrease in the CG Specified Amount will not change the CG Monthly Expense Charge then in effect.

CONTINUATION GUARANTEE ACCOUNT - POLICY LOANS. When a loan is made, the amount of the loan will be deducted from the CG Account. Interest credited to amounts equal to loans and loan repayments will be applied to the CG Account.

AUTOMATIC ADJUSTMENT. On each policy anniversary the CG Account Value will be adjusted if the CG Account Value on a policy anniversary is less than the sum of:

 13411N                               3

    1. The Separate Account Factor multiplied by the separate account value ;
       and

    2. The General Account Factor multiplied by the unloaned portion of the general account value.

The CG Account Value after the adjustment will be equal to the sum of:

    1. The Separate Account Factor multiplied by the separate account value at the time of the adjustment; and

    2. The General Account Factor multiplied by the unloaned portion of the general account value at the time of the adjustment.

The two factors are shown on the Policy Schedule. They are guaranteed and will not change.

INVESTMENT RESTRICTIONS. We require that You limit the total amount of Accumulation Value less loans that You allocate in accordance with established requirements stated in the Prospectus. We also require You to establish and maintain premium allocation instructions that adhere to such requirement. You also must maintain Automatic Rebalancing.

[DYNAMIC ALLOCATION FUND ALLOCATION. We require that You maintain a certain percentage of Accumulation Value less loans in the Dynamic Allocation Fund while this rider is in force. We do so by requiring You to establish and maintain premium allocation instructions that adhere to such requirement. You must also maintain Automatic Rebalancing. The minimum Dynamic Allocation Fund allocation requirement is shown on the Policy Schedule.]

REINSTATEMENT. If the policy lapses this rider may be reinstated if:

    1. The policy and the rider were in force until the date of lapse; and

    2. The policy was not surrendered for its Cash Surrender Value; and

    3. We receive application for reinstatement within 90 days following termination of the policy.

TERMINATION. This rider will terminate if:

    1. The Owner elects to terminate this rider;

    2. The policy terminates or matures;

    3. Automatic Rebalancing has been discontinued; or

    4. Automatic Rebalancing percentages are changed to percentages that are not in accordance with the requirements stated in the Prospectus.

POLICY PROVISIONS APPLICABLE. This rider is subject to all the provisions of the policy to which it is attached, except as provided in this rider.

 13411N                               4

CONSIDERATION. The consideration for this rider is the application for the policy and this rider, payment of the first premium and deduction of the initial charge for this rider from the Accumulation Value of the policy.

The effective date of this rider is the Date of Issue of the policy.

                             /s/ Mary Jane Fortin

                                   President

 13411N                               5

        TABLE OF MONTHLY CONTINUATION GUARANTEE COST OF INSURANCE RATES
            PER $1,000 OF CONTINUATION GUARANTEE NET AMOUNT AT RISK

         POLICY                                              POLICY
          YEAR                      RATE                      YEAR                      RATE
           [1                      0.0870                      44                      2.9981
            2                      0.0870                      45                      3.3271
            3                      0.0870                      46                      3.6561
            4                      0.0870                      47                      3.9850
            5                      0.0870                      48                      4.3140
            6                      0.0870                      49                      4.6430
            7                      0.0870                      50                      4.9720
            8                      0.0870                      51                      5.3010
            9                      0.0870                      52                      5.9264
            10                     0.0870                      53                      6.5519
            11                     0.0870                      54                      7.1773
            12                     0.0870                      55                      7.8027
            13                     0.0870                      56                      8.4282
            14                     0.0870                      57                      9.0536
            15                     0.0870                      58                      9.6790
            16                     0.0870                      59                     10.3044
            17                     0.0925                      60                     10.9299
            18                     0.1034                      61                     11.5553
            19                     0.1143                      62                     11.8541
            20                     0.1251                      63                     12.1528
            21                     0.1700                      64                     12.4516
            22                     0.1904                      65                     12.7503
            23                     0.2040                      66                     13.0491
            24                     0.2313                      67                     13.3479
            25                     0.2652                      68                     13.6466
            26                     0.2788                      69                     13.9454
            27                     0.3060                      70                     14.2441
            28                     0.3401                      71                     14.5429
            29                     0.3740                      72                     15.1181
            30                     0.4080                      73                     15.5782
            31                     0.7440                      74                     15.9463
            32                     0.8707                      75                     16.2408
            33                     0.9974                      76                     17.4188
            34                     1.1241                      77                     17.4188
            35                     1.2508                      78                     17.4188
            36                     1.3776                      79                     17.4188
            37                     1.5043                      80                     17.4188
            38                     1.6310                      81                     17.4188
            39                     1.7577                      82                     17.4188
            40                     1.8844                      83                     17.4188
            41                     2.0111                      84                     17.4188
            42                     2.3401                      85                     17.4188
            43                     2.6691                      86                     17.4188]

The rates shown above represent the monthly CG cost of insurance for each $1,000 of CG Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the CG monthly cost will be calculated as shown on the policy schedule.

 13411N                               6